EXHIBIT 10.23
                                LICENSE AGREEMENT

         THIS AGREEMENT is made and entered into as of October 7, 1996 by and between BioMolecular Assays, Inc. ("BMA"), a Massachusetts corporation with principal offices at 25 Olympia Avenue, Woburn, Massachusetts 01801-6307 (as to certain provisions hereof) and BioSeq, Inc. ("BioSeq"), a Massachusetts corporation with principal offices at 25 Olympia Avenue, Unit #F, Woburn, Massachusetts 01801-6307; and Boston Biomedica, Inc. a Massachusetts corporation with principal offices at 375 West Street, West Bridgewater, Massachusetts 02379 ("BBI").

         WHEREAS, BMA is the owner of all right, title and interest in and to the BMA Patents (as defined below) and the Technology (as defined below) related thereto;

         WHEREAS, BioSeq has obtained from BMA an exclusive, worldwide right and license under the BMA Patents and the Technology, in accordance with the terms of a certain License Agreement dated October 7, 1996 (the "BMA License");

         WHEREAS, pursuant to the BMA License BioSeq has developed a prototype instrument (the "Instrument") to be used for nucleic acid (DNA and RNA) sequencing and analysis (the "Field");

         WHEREAS, BBI wishes to obtain an exclusive, worldwide right and license as provided herein, under the BMA Patents and Technology, to operate a fee-for-service laboratory using the Instrument and associated "pressure cycling reactor" technology within the Field; and BioSeq is willing to grant BBI such a license in accordance with the terms of this Agreement, and BMA is willing to join in and confirm the validity of such license;

         NOW THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

1. Definitions.

        1.1. "Affiliate" shall mean, at any time, any person or legal entity then directly or indirectly controlled by, controlling or under common control with the party with respect to which this term is associated.


        1.2. "BMA Patents" shall mean those patents and patent applications identified on schedule 1.2 hereto, and any and all divisions, continuations, continuations-in-part, extensions, substitutions, reissues, re-examinations or additions of or to any of the foregoing, and any patents which issue from any of the foregoing applications, and any foreign counterparts of the foregoing currently or in the future filed or issued and not specifically listed on Schedule 1.2 hereto, and any other patents, patent applications and the like of BMA that are necessary or appropriate to make, use, sell, offer for sale or otherwise practice the Technology.


        1.3. "Field" shall mean nucleic acid (DNA and RNA) sequencing and analysis.


        1.4. "Instrument" means a device using the BMA Patents and Technology to perform nucleic acid (DNA and RNA) sequencing and analysis.


        1.5. "Net Revenues" shall mean the amounts billed or invoiced (or if not invoiced or billed, the amounts received) by BBI for Services within the Field using the BMA Patents or Technology, less (a) the amounts of actual trade and cash discounts and rebates given with respect to services that were not already credited at the time of invoice, (b) actual credited allowances on account of refunds or price adjustments with respect to Services that were not already credited at the time of invoice, (c) sales taxes, excise taxes, import/export duties and rebates (including rebates to third party payers) actually paid with respect to Services, and (d) other reasonable and customary allowances actually credited to customers, provided that if BBI provides any such Service to any party other than to an independent third party in a bona fide arm's length transaction, Net Revenues shall be based upon the resale to an independent third party in an arm's length transaction by the entity to which such Service was sold by BBI or, if there is no such resale, Net Revenues shall be calculated as above on the fair market price in the relevant country of sale or transfer. If a transaction involves goods or services other than Services, then Net Revenues shall be the product of (a) the overall amount charged by BBI with respect to the transaction and
              (b) a fraction which shall reflect the fair market value of the Services as a component of the transaction relative to the overall amount charged by BBI with respect to the transaction.


        1.6. "Services" shall mean providing laboratory services as an independent reference laboratory to third persons, using the BMA Patents and Technology within the Field. "Services" shall include all work in connection with preparation of samples for analysis by an Instrument, and analysis of the information and data produced as a result of the analysis by an Instrument. An "independent reference laboratory" is a commercial laboratory unaffiliated, and dealing on an arms-length basis, with its customers, which provides high volume testing of samples received from customers and which reports on results of that testing.


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        1.7.  "Technology" shall mean all know-how,  proprietary  information or special knowledge of BMA and BioSeq related to Instruments and Services and involving nucleic acid sequencing and analysis, as it may be modified or improved during the term hereof.


        1.8. "Valid Claim" shall mean a claim of an issued an unexpired patent within the BMA Patents which would be infringed by the provisions of Services and which shall not have been withdrawn, canceled, disclaimed or held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.


2. License and Rights

        2.1. License. BMA and BioSeq each (as its rights may appear) hereby grants to BBI an exclusive, worldwide right and license under the BMA Patents and the Technology (the "License) to use the Instrument, BMA Patents and Technology to provide Services to third parties worldwide. BBI shall have no right to sublicense any of the foregoing rights. The foregoing license shall become effective upon the earlier of (a) payment in full by BBI of the amount referenced in Section 1.2(iii) of a certain Preferred Stock Purchase Agreement between the parties of even date, and (b) December 31, 1997.


        2.2.  Equipment.   BioSeq  shall   furnish  one  or  (at  BioSeq's  sole
              discretion) more Instruments to BBI, at no cost to BBI, at a mutually agreeable site for the purpose of pre-commercial evaluation and testing of the Instrument and its performance. During the period in which the License remains exclusive (and otherwise subject to the provisions of Section 8.2 below), BioSeq will supply Instruments and associated equipment in such quantities as may be requested by BBI to support its provision of Services, upon such reasonable and customary terms of supply as may be agreed between the parties and at a price equal to BioSeq's fully-allocated cost of production of the items supplied. After the License becomes non-exclusive, BioSeq will supply equipment to BBI upon such reasonable and customary terms as may be agreed between the parties and at prices no less favorable to BBI than those at which BioSeq regularly sells such equipment to other commercial, non-governmental Instrument purchasers. BioSeq shall notify BBI of any improvements it makes to the Instruments and offer BBI the opportunity to have its Instruments upgraded or replaced to include these improvements at BBI's expense.


        2.3. Supplies.During the period in which the License remains exclusive, BBI shall have the right to purchase reagents and related supplies from BioSeq,


                                       3


              as reasonably required to run the laboratory and meet the demand for Services, at a price equal to BioSeq's cost plus 35%. Thereafter BBI may continue to purchase such reagents and supplies at prices no less favorable to BBI than those at which BioSeq regularly sells such reagents or supplies to other commercial, non-governmental Instrument purchasers.


        2.4 Improvements. BBI shall keep BioSeq fully advised of any improvements by BBI or its Affiliates during the term of this Agreement relating to the Technology, whether patentable or not ("BBI Improvements"). At the request of BioSeq, BBI shall grant to BioSeq a non-exclusive royalty-free license to any such BBI Improvements, with a right to sublicense.


3. Payments

        3.1. Royalty. During the term of the License BBI shall pay to BioSeq a royalty, at the rate stated below, on BBI's Net Revenues derived from Services. If Services are performed in whole or in part in, and are requested by a client or customer whose principal place of business is located in, any country or countries in which there is no Valid Claim under a BMA Patent, then the royalty rate otherwise applicable to Net Revenues from those Services shall be reduced by fifty percent (50%) with respect to Services provided more than three years from the first commercial sale of Services hereunder by BBI. Subject to any reduction pursuant to the foregoing sentence, for so long as the License is exclusive (see Section 8.2 below) the royalty rate shall be 5% of Net Revenues during the three year period commencing at the earlier of (a) the first commercial sale of Services by BBI, or (b) the end of the one year period following commencement of the License term, and shall increase to 8% during the next two years and to 10% during each year thereafter; provided that if the License becomes nonexclusive the royalty for all Net Revenues relating to Services provided after that date shall be reduced to zero and BBI shall be deemed to hold a fully paid license hereunder from that date forward. Royalties shall be payable thirty days following the last day of March, June, September and December of each calendar year on account of Net Revenues during the quarter ended on such last day.


        3.2. Reports. BBI shall provide a royalty report to BioSeq within thirty days after the end of each quarterly period referenced in that last sentence of Section 3.1 hereof, covering all Net Revenues and royalties earned during that period and showing all other facts necessary to the calculation of amounts due. All royalty payments shall also be accompanied by a royalty report. All payments to BioSeq shall be in United States dollars. Royalty payments based on Net Revenues in currencies other than United States dollars shall be converted to United States


                                       4


              dollars according to the average official rate of exchange for that currency as published in The Wall Street Journal on the first and last days of the calendar quarter in which that royalty accrued (or, if not published on that day, the first and last publication days for The Wall Street Journal during that quarter).


        3.3. Books and Records and Audit. BBI shall maintain full, complete and accurate books and records covering all transactions relating to this Agreement, including information necessary to permit calculation and verification of amounts due under Section 3.1 hereof. BioSeq shall at any time within one (1) year of any payment be entitled to audit the books and records of BBI pertaining to its payment obligations hereunder, for the sole purpose of confirming the accuracy of the amounts stated to be due on the royalty reports submitted to BioSeq under Section 3.1 hereof. Any such audit shall be performed during normal business hours at BioSeq's expense by a firm of independent public accountants acceptable to both BBI and BioSeq. The independent agent shall report only such information as would properly be included in such a report. If such audit reveals an underpayment of five percent (5%) or greater of the amount that should have been paid to BioSeq for the period audited, then BBI shall bear the expense of the audit. In the event of any underpayment, BBI shall promptly remit to BioSeq all amounts due, with interest on late payments payable at the rate of ten percent (10%) per year compounded annually.


        4. Patents. BioSeq shall keep BBI fully informed of all developments in regard to the preparation, filing, prosecuting, and maintenance of the BMA Patents and shall, to the extent practicable, provide BBI, for comment, with pre-filing copies of any materials relating to BMA Patents filed with any patent office worldwide. BioSeq shall reimburse BMA for its reasonable external (out-of-pocket) costs arising out of actions occurring after the date of this Agreement in connection with the preparation, filing, prosecution and maintenance of BMA Patents.

5. Representations and Warranties of BMA and BioSeq.

        5.1. Representations and Warranties of BMA. BMA represents and warrants that it is the owner of the entire right, title and interest to the BMA Patents, and that BioSeq is its exclusive licensee of the BMA Patents and Technology for all markets, products, and applications.


        5.2. Representations and Warranties of BioSeq. BioSeq represents and warrants that it has the right and authority to enter into this Agreement and to grant the License granted hereunder, and that this Agreement and the


                                       5


              License do not and will not conflict with the terms of any other agreement to which BioSeq is a party or by which it is bound.


        5.3. Disclaimers. Except as otherwise expressly set forth in this Agreement, BMA and BioSeq and their directors, officers, employees, and agents make no representations and extend no warranties of any kind, either express or implied.


6. Representations, Warranties and Acknowledges of BBI.

        6.1. Representations and Warranties. BBI represents and warrants that it has the right and authority to enter into this Agreement and that this Agreement and the exercise of the License do not and will not conflict with the terms of any agreement to which BBI is a party or by which it is bound.


        6.2. Disclaimers. Except as otherwise expressly set forth in this Agreement, BBI, its directors, officers, employees and agents make no representations and extend no warranties of any kind, either express or implied.


7. Indemnification

        7.1 Indemnification by BMA. BMA shall indemnify, defend and hold BBI, its directors, officers, employees and affiliates, harmless from and against all claims, proceedings, demands and liabilities of any kind whatsoever (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from the material breach of BMA of any of its representations, warranties or covenants contained in this Agreement.

        7.2 Indemnification by BioSeq. BioSeq shall indemnify, defend and hold BBI, its directors, officers, employees and affiliates, harmless from and against all claims, proceedings, demands and liabilities of any kind whatsoever (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from the material breach by BioSeq of any of its representations, warranties, acknowledgments or covenants contained in this Agreement.


        7.3. Indemnification by BBI. BBI shall indemnify, defend and hold BioSeq, its directors, officers, employees and affiliates harmless from and against all claims, proceedings, demands and liabilities of any kind whatsoever (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from the material breach by BBI of any of its

                                       6


              representations,    warranties,   acknowledgments   or   covenants
              contained in this Agreement.


       7.4  Infringement.

                           (a) Third Party Infringement. Each party shall notify
                  the other promptly of any possible infringements, unauthorized possession, knowledge or use of the intellectual property embodied in any of the BMA Patents by others of which such party becomes aware, and shall promptly furnish the other party with full details of such infringements, unauthorized possession, knowledge or use. BioSeq shall have the first right, but not the obligation, at its expense, to bring any action on account of any such infringements, unauthorized possessions, knowledge or use, and BBI shall cooperate with BioSeq, as BioSeq may reasonably request, in connection with any such action. If, within sixty (60) days after receipt by BioSeq of a written request from BBI that it bring such action BioSeq does not do so, BBI shall have the right, at its expense and in its own name or in the name of BioSeq, if required by law, to do so on its own behalf and on behalf of BioSeq, and BioSeq shall cooperate with BBI, as BBI may reasonably request, in connection with such action. No such legal action may be settled by one party without the other's prior written consent, which consent shall not be unreasonably withheld. Damages recovered in any such actions which are determined to relate to lost sales by BBI, after reimbursement to each party of its expenses in prosecuting such actions, shall be treated as proceeds of Net Revenues hereunder and paid to each party accordingly.

                           (b) Third Party Actions. To BioSeq's  knowledge,  the
                  exercise of the rights granted herein will not result in the infringement of valid patents of third parties. Nevertheless, each party will promptly notify the other in the event any relevant third party patents come to its notice. Neither party gives any warranty regarding the infringement of third party rights by practice of the license granted hereunder, and gives no indemnity against costs, damages, expenses or other losses arising out of proceedings brought against the other party or any other person by any third party. In the event either party is sued for infringement of any rights of any third party in the exercise of its rights hereunder, the other party shall extend to it, at no charge, good faith assistance and support in defending such action, and may participate in the conduct of the suit at its own expense, but, shall be under no obligation in respect thereof.

8. Term and Termination.

        8.1. Term. The term of this Agreement shall extend until the last Valid Claim to expire under the BMA Patents, except as provided in
              Section 8.2 below.


                                       7



        8.2 License Term. The term of the License set forth in Section 2 above, as distinguished from the term of this Agreement, shall commence upon the earlier of (a) BBI's payment pursuant to Section 1.2(iii) of the Preferred Stock Purchase Agreement between the parties of even date, and (b) December 31, 1997, and shall continue on an exclusive basis until the first commercial sale of an Instrument by BioSeq to a third party pursuant to a bona fide intention of BioSeq to conduct a business involving the manufacture, sale and servicing of Instruments in the ordinary course of a business, upon which occurrence the License shall become non-exclusive and, upon full payment of any royalties due in respect of sales of Services prior to that date, fully paid and royalty free.


        8.3. Termination by BioSeq. In additional to all other remedies BioSeq may have, BioSeq may terminate this Agreement and the License granted in this Agreement in the event that BBI defaults on any payment to BioSeq and such default continues unremedied for a period of thirty (30) days after BBI receives written notice of default from BioSeq; or BBI fails to perform any of its materials obligations, warranties, duties or responsibilities hereunder, and such failure continues unremedied for a period of thirty (30) days after written notice thereof to BBI by BioSeq.


        8.4. Termination by BBI. If the claims under the BMA Patents covering a Service are determined to be invalid or unenforceable in the United States by any court or tribunal of competent jurisdiction (including a determination in the U.S. Patent and Trademark Office that it not subject to appeal within that Office), and the determination becomes final in that it is not further reviewable through exhaustion of all permissible application for rehearing or review, or through the expiration of the time permitted for such applications, BBI may terminate this Agreement at will and shall have no further royalty obligation. In addition to all other remedies BBI may have, BBI may terminate this Agreement and the License granted in this Agreement tin the event that BMA or BioSeq fails to perform any of its materials obligations, warranties, duties or responsibilities hereunder, and such failure continues unremedied for a period of thirty (3) days after written notice thereof by BBI.


        8.5. BMA Confirmation and Extension. BMA has joined in the grant of License rights to BBI under Section 2 above. Accordingly, in the event the BMA License terminates at a time this License Agreement is in effect, such termination shall not affect the validity or efficacy of BBI's rights to the BMA Patents, Technology or Instruments, or other rights and privileges granted BBI hereunder; and in such event, if so requested by BBI, BMA shall enter into a separate and direct license agreement extending directly to


                                       8

              BBI, without any involvement of BioSeq, all rights, licenses, benefits and privileges granted to BBI hereunder.


9. Miscellaneous

        9.1. Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Massachusetts. The parties hereto agree to submit to personal jurisdiction in the Commonwealth of Massachusetts and to accept and agree to venue in that State.


        9.2. Waiver. No provision of the Agreement may be waived except in writing by both parties hereto. No failure or delay by either party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion.


        9.3. Severability. It is the intention of the parties to comply with all applicable laws domestic or foreign in connection with the performance of their respective obligations hereunder. In the event that any provision of this Agreement, or any party hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.


        9.4. Assignment. BioSeq and BBI may each, without the prior consent of the other, assign this Agreement to any of their respective Affiliates and, with the prior written consent of the other, which shall not be unreasonably withheld, to any entity which shall assume all of the assigning party's obligations hereunder. Any purported assignment is violation of the preceding sentence shall be void. The identity of a prospective assignee as an organization or entity involved in the Field shall not be a basis for a reasonable objection to any assignment otherwise permitted hereunder. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation which such party than has hereunder.


                                       9


        9.5. Counterparts. This Agreement may be executed in duplicate both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement.


        9.6. Notice. All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to other addresses as notified by the parties for the purpose of this clause, by prepaid, registered or certified air mail which shall be deemed received by the other party on the seventh business day following deposit in the mails, or by cable, telex, facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter given by the close of business on the next following business day:

         if to BMA, at

                  BioMolecular Assays, Inc.
                  25 Olympia Avenue, Unit #F
                  Woburn, Massachusetts  01801-63070
                  Attention: David J. Green, Chairman

         if to BioSeq, at

                  BioSeq, Inc.
                  25 Olympia Avenue, Unit #F
                  Woburn, Massachusetts  01801-63070
                  Attention: James A. Laugharn, Jr.
                  President and Chief Executive Officer

         with a copy to:

                  Warner & Stackpole LLP
                  75 State Street
                  Boston, Massachusetts  02109
                  Attention: Kenneth S. Boger, Esquire

         if to BBI, at

                  Boston Biomedica, Inc.
                  375 West Street
                  West Bridgewater, Massachusetts  02379
                  Attention: Richard T. Schumacher
                  President and Chief Executive Officer


                                       10


         with a copy to:

                  Brown, Rudnick, Freed & Gesmer, P.C.
                  One Financial Center
                  Boston, Massachusetts  02111
                  Attention: Howard G. Zaharoff, Esquire


        9.7. Authority. The undersigned represent that they are each duly authorized to sign this Agreement on behalf of the party for whom they purport to act. Each party represents that no provision of this Agreement will violate the provisions of any other agreement that such party may have with any other person or legal entity. Each party has relied on that representation in entering into this Agreement


        9.8. Entire Agreement. This Agreement, including the Schedules appended hereto, contains the entire understanding of the parties relating to the matters referred to herein, and supersedes and mergers all prior proposals, understanding and all other agreements, oral and written, between the parties relating to the subject of this Agreement

        9.9. Binding on Successors. The license granted hereunder shall inure to the benefit of and be binding upon BMA, BioSeq and BBI, respectively, and their respective successors and assigns.






                             SIGNATURE PAGE FOLLOWS


                                       11


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                     BIOSEQ, INC.


                                     By:  /s/ J. Laugharn
                                        ------------------------------

                                     Title:  President & CEO
                                           ---------------------------

                                     BOSTON BIOMEDICA, INC.


                                     By:  /s/ Richard T. Schumacher
                                        ------------------------------
                                              Richard T. Schumacher

                                     Title:      President & CEO
                                           ---------------------------
                                                President and CEO


As to its specific obligations hereunder only:

BIOMOLECULAR ASSAYS, INC.


By:  /s/ J. Laugharn
   ----------------------

Title:  President & CEO
      -------------------






                                       12







                                  Schedule 1.2
                              To License Agreement
                     BioSeq, Inc. to Boston Biomedica, Inc.

--------------------------------------------------------------------------------

                      BMA Patents and Pending Applications


1.       type     US application
         title    "Controlling Enzymatic Activity"
         date     March 7, 1995

2.       type     US CIP application
         title    "Controlling Enzymatic Activity"
         date     June 7, 1995

3.       type     PCT and US CIP application
         title    "Pressure Cycling Reactor"
         date     March 7, 1996

4.       type     US application
         title    "Pressure Controlled Separation and Purification Process"
         date     scheduled to file by September 1996